Filed Pursuant to Rule 433

Registration Statement No. 333-218604-02

AUTOCALLABLE MARKET-LINKED STEP UP NOTES

Autocallable Market-Linked Step Up Notes Linked to the S&P 500® Index

Issuer	Credit Suisse AG (“Credit Suisse”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called
Market Measure	The S&P 500® Index (Bloomberg symbol: “SPX”)
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Dates	Approximately one year and two years from the pricing date
Call Amounts	[$10.65 to $10.75] if called on the first Observation Date and [$11.30 to $11.50] if called on the second Observation Date, each to be determined on the pricing date
Payout Profile at Maturity

•          If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment

•          If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure

•          1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk

Step Up Value	• 121% of the Starting Value
Step Up Payment	• $2.10 per unit, a 21% return over the principal amount
Threshold Value	• 100% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1053092/0000 95010320000764/dp119374_424b2-sun153.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If your notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

•	Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.

•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•	If called, your return on the notes is limited to the applicable Call Premium.

•	You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-40.00%	$6.00	-40.00%
-30.00%	$7.00	-30.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
0.00%	$12.10	21.00%
10.00%	$12.10	21.00%
20.00%	$12.10	21.00%
21.00%	$12.10	21.00%
30.00%	$13.00	30.00%
40.00%	$14.00	40.00%
50.00%	$15.00	50.00%
60.00%	$16.00	60.00%

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated January 17, 2020, Product Supplement SUN-1 dated July 13, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement,